Exhibit 99.1
Hercules Offshore, Inc. Signs Purchase Agreement to Acquire Assets of Seahawk Drilling
HOUSTON, February 11, 2011 — Hercules Offshore, Inc. (Nasdaq: HERO) announced today that it has entered into an Asset Purchase Agreement with Seahawk Drilling, Inc. (Nasdaq: HAWK) and its affiliates (collectively “Seahawk”) to purchase 20 jackup rigs and related assets from Seahawk for approximately 22.3 million shares of Hercules Offshore common stock and cash consideration of $25 million, which will be used primarily to pay off Seahawk’s Debtor-in-Possession (“DIP”) loan, which Seahawk has secured in connection with its bankruptcy filing to support the business and provide liquidity prior to the closing of the transaction. The amount of Hercules Offshore common shares issued will be proportionally reduced at closing, based on a fixed price of $3.36 per share, if the outstanding amount of the DIP loan exceeds $25 million, with the total cash consideration not to exceed $45 million. The assets to be acquired will consist of 20 jackup rigs located in the U.S. Gulf of Mexico and related equipment, accounts receivable, cash and contractual rights. Assumed liabilities will be limited to specific items, such as accounts payable, with all other liabilities retained by Seahawk.
John T. Rynd, President and Chief Executive Officer of Hercules Offshore, Inc., stated, “We believe that the strategic rationale and value proposition of this transaction are very compelling for our shareholders. This is a unique opportunity to acquire assets at an attractive price, and we expect significant synergies once they are added to our rig fleet. Furthermore, the structure and terms by which we are acquiring these assets will provide benefits to our shareholders, allowing us to fully dedicate our time to operate these assets to their maximum potential. We will have the ability to operate a significantly larger fleet of rigs for our customers, with a small amount of incremental cost.”
The Board of Directors of Hercules Offshore has approved the transaction. Closing of the transaction is subject to bankruptcy court approval, Hercules Offshore lender approval, as well as regulatory approvals and other customary conditions. Assuming such conditions are achieved, we anticipate closing of this transaction to occur during the second quarter of 2011. Jefferies & Company provided a fairness opinion to the Hercules Offshore Board of Directors, and Andrews Kurth LLP and Thompson & Knight LLP acted as legal advisors to Hercules Offshore for this transaction.
Hercules Offshore will reschedule its fourth quarter and full year 2010 earnings release and related conference call, and will announce those details at a later date.
Conference Call
Hercules Offshore will conduct a conference call on February 14, 2011, at 7:00 am CST (8:00 am EST)
to discuss the transaction. To participate in the conference call by telephone, please call 10 minutes prior to the scheduled start time, one of the following telephone numbers:
866-271-0675 (Domestic)
617-213-8892 (International)
The access or confirmation code is 73179107.
The conference call will also be broadcast live via the Internet. You may listen by accessing Hercules Offshore’s website at http://www.herculesoffshore.com. You should connect to our website at least 15 minutes prior to the conference call to register, download and install any necessary audio software.
If you are unable to participate, a replay of the conference call will be available on February 14, 2011, beginning at 10:00 a.m. CST (11:00 a.m. EST), through February 21, 2011. The phone number for the conference call replay is 888-286-8010 (Domestic) or 617-801-6888 (International). The access code is 32926910. Additionally, the recorded conference call will be accessible through our website at http://www.herculesoffshore.com for seven days after the conference call.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by the Company and cannot be recorded or rebroadcast without the Company’s expressed written consent.
Forward-Looking Statements
The information and statements made in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning the consummation of the transaction, as well as costs, synergies, benefits, timing and approvals expected with respect to the transaction. Such statements are subject to a number of risks, uncertainties and assumptions associated with the transaction including, but not limited to, approvals of the bankruptcy court, regulatory authorities and other third parties, market conditions, the integration of the companies’ businesses, company performance, satisfaction of closing conditions, delays and costs related to the transaction, and other factors described in the Company’s annual report on Form 10-K and its most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at www.sec.gov or the company’s website at www.herculesoffshore.com. The Company cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
About Hercules Offshore
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 30 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world.
SOURCE: Hercules Offshore, Inc.
CONTACT:
Son P. Vann, CFA
Director, Investor Relations and Finance
713-350-8508